Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

THE FOLGERS COFFEE COMPANY

FIRST

The name of the Corporation is The Folgers Coffee Company.

SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. In connection therewith, the Corporation shall possess and exercise all of the powers and privileges granted by the Delaware General Corporation Law or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH

The total number of shares of stock which the Corporation shall have the authority to issue is Three Thousand (3,000) shares of Common Stock, $.01 par value per share.

FIFTH

The name and mailing address of the sole incorporator of the Corporation is as follows:

NAME	MAILING ADDRESS

Peter Farah	1 Strawberry Lane
Orrville, Ohio 44667

SIXTH

The board of directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH

Section 203 of the Delaware General Corporation Law shall not apply to any business combination (as defined in Section 203(c)(3) of the Delaware General Corporation Law, as amended from time to time, or in any successor thereto, however denominated) in which the Corporation shall engage.

EIGHTH

The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director; provided, that such director liability shall not be limited or eliminated (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit

NINTH

The Certificate of Incorporation shall be effective on April 30, 2012 at 6:12 p.m., EST.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true under penalties of perjury, and accordingly I have hereunto set my hand this 30th day of April, 2012.

/s/ Peter Farah
Peter Farah, Sole Incorporator